EXHIBIT 99.11

FOR IMMEDIATE RELEASE

Amiworld has Successfully Reincorporate to Panama

PANAMA – September 10, 2010 – Amiworld, Inc., an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies, today announced that it has completed its reincorporation to Panama.  The Company is in the process of submitting an application to the Panama Stock Exchange and the company believes it will be eligible for trading by the end of the third quarter of 2010.

Management believes that this change will provide several advantages including lower overhead, significant tax advantages, better access to suitable trading markets, access to broad and diversified capital markets suitable to our industry and geographical location, a listing on a national exchange as a domestic issuer, and the company’s headquarters will now be located geographically closer to the company’s operations.

In addition, the Company also announced that as a result of changing its domicile to Panama as described above, it has elected to deregister its Common Shares with the SEC, cease filing reports with the US Securities and Exchange Commission pursuant to Sections 15(d) of the Securities Exchange Act of 1934, as amended, and will be terminating trading of its Common Stock on the OTC Bulletin Board.  If and when approved, the Company’s Common Stock will trade on the Panama Stock Exchange, as well as the Bermuda Stock Exchange, where the Common Stock has traded since 1999.

About Amiworld, Inc.

Amiworld, Inc. is a high growth Panama-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Makovsky + Company
(212) 508-9676